UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 24, 2007

HARTMARX CORPORATION

(Exact name of registrant as specified in charter)

DELAWARE	1-8501	36-3217140
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 North Wacker Drive

Chicago, Illinois 60606

(Address of principal executive offices) (Zip Code)

(312) 372-6300

(Registrant's telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 C.F.R. 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 C.F.R. 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 C.F.R. 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 C.F.R. 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 23, 2007, the Compensation and Stock Option Committee (the "Committee") of the Board of Directors of Hartmarx Corporation (the "Company") approved certain amendments to the severance agreements previously entered into between the Company and each of Homi B. Patel, chairman, president and chief executive officer, Glenn R. Morgan, executive vice president and chief financial officer, and Taras R. Proczko, senior vice president, general counsel and secretary. The amendments approved by the Committee clarify the conditions pursuant to which each such officer may terminate employment for Good Reason after a Change in Control as provided in Section 4(d) of the applicable severance agreement. The amendments did not change, increase or enhance the Company’s obligations under the severance agreements.

Pursuant to the severance agreements, severance benefits are payable to Messrs. Patel, Morgan and Proczko in the event their employment is terminated within 24 months following a change in control of the Company for any reason other than (i) death, (ii) disability, (iii) cause or (iv) resignation without good reason (a "Qualifying Termination").

The severance payment, payable as a lump sum in cash, equals three times the higher of the executive's annual base salary as of the date the executive's employment is terminated and the executive's annual base salary in effect immediately prior to the change in control; plus any unpaid incentive compensation (including the cash value, determined without regard to any restrictions on the sale thereof, of restricted stock) allocated or awarded to executive under the Management Incentive Plan ("MIP") with respect to any fiscal year ending prior to the year in which the date of termination occurs; plus three times the executive's target bonus opportunity under the MIP for such year; any unpaid incentive compensation (including the cash value, determined without regard to any restrictions on the sale thereof, of restricted stock) allocated or awarded to executive under any long-term incentive plan with respect to any performance period ending prior to the date of termination, plus a pro rata portion of the aggregate value of all contingent incentive compensation (including the cash value, determined without regard to any restrictions on the sale thereof, of restricted stock) awards to executive with respect to any performance periods under any long-term incentive plan periods which are not completed as of the date of termination, calculated based on the assumption that the Company's results from the beginning of such performance period(s) to the date of termination would continue at the same rate until the originally intended completion date(s) of such performance period(s), and regardless of whether the Company actually achieves the performance level upon which the calculation of such amount is based. Health and welfare benefits and perquisites would continue to be provided for a period of 36 months.

In addition, upon a Qualifying Termination, all stock options and restricted stock awards granted to each of Messrs. Patel, Morgan and Proczko under the Company's stock option plans would become immediately exercisable and fully vested, as the case may be. All such amounts would be due and payable within ten days of the date of such termination. In the event that total severance benefits to be received by the executive in connection with a change in control would be subject to any excise tax imposed under Section 4999 of the Internal Revenue Code, then the Company will pay to the executive an additional amount such that after deduction of any excise tax on such severance benefits and any federal, state and local income and employment taxes and excise tax on such additional amount, the net amount retained by the executive will be equal to the severance benefits to be paid to such executive.

Attached to this Current Report on Form 8-K as Exhibits 10-G-1, Exhibits 10-G-3 and Exhibits 10-G-3 are the letter amendments executed by the Company and Messrs. Patel, Morgan and Proczko, respectively.

ITEM 9.01 Financial Statements and Exhibits.

(c)	Exhibits

	10-G-1	Letter Amendment dated January 24, 2007, to Amended and Restated Severance Agreement between the Company and Homi B. Patel.

	10-G-2	Letter Amendment dated January 24, 2007, to Amended and Restated Severance Agreement between the Company and Glenn R. Morgan.

	10-G-3	Letter Amendment dated January 24, 2007, to Severance Agreement between the Company and Taras R. Proczko.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARTMARX CORPORATION

/s/ Taras R. Proczko
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Taras R. Proczko
Senior Vice President

Dated: January 29, 2007

EXHIBIT LIST

Exhibit Number	Description

10-G-1	Letter Amendment dated January 24, 2007, to Amended and Restated Severance Agreement between the Company and Homi B. Patel.

10-G-2	Letter Amendment dated January 24, 2007, to Amended and Restated Severance Agreement between the Company and Glenn R. Morgan.

10-G-3	Letter Amendment dated January 24, 2007, to Severance Agreement between the Company and Taras R. Proczko.